Exhibit 99.1

Famous Dave’s Reports Results For First Quarter Fiscal 2016

MINNEAPOLIS, May 16, 2016 – Famous Dave’s of America, Inc. (NASDAQ: DAVE) today reported financial results for the first quarter ending April 3, 2016.

Highlights for the first quarter of 2016 as compared to the first quarter of 2015:

•	Comparable sales for Company-owned restaurants open 24 months or more decreased 7.7% compared to a decrease of 5.9% for the same period in 2015. This decline is partially due to our close managerial control of our marketing spend in anticipation of new leadership and lapping changes made in the first quarter of last year to our restaurants that were not received well by our Guests;

•	Franchise royalty revenue declined slightly from $4.3 million to $4.2 million primarily reflecting a comparable sales decrease of 6.1%, partially offset by the refranchising of the seven Chicago restaurants late in the first quarter 2016;

•	Restaurant-level operating margin at Company-owned restaurants decreased 590 basis points primarily as a result of year over year increase in food costs, increased management labor as a result of fewer open positions in the current year and sales deleverage;

•	General and administrative expenses decreased by approximately $1.1 million to approximately $3.8 million for the first quarter of 2016. This decrease reflects a decline in headcount at the support center and a decline in stock-based compensation as a result of executive departures. These savings were partially offset by increased legal fees. Also, the first quarter of 2015 included professional fees related to brand development which were not repeated in the first quarter of 2016;

•	During the quarter, the Company sold the real estate for a previously closed restaurant in Richmond, Virginia. This transaction generated approximately $1.1 million in cash proceeds and resulted in a one-time gain of approximately $204,000;

•	Adjusted income from operations was $73,000 compared to $374,000 for the first quarter of 2015; GAAP income from operations was $395,000 compared to $302,000 for the same period in 2015;

•	Adjusted net (loss) income from continuing operations per share was ($0.01), per basic share, compared to $0.03, per diluted share, for the first quarter of 2015; GAAP net income from continuing operations was flat year over year at $0.02 per diluted share;

•	During the quarter, the Company re-franchised seven restaurants in Addison, Algonquin, Bolingbrook, Evergreen Park, North Riverside, Orland Park, and Oswego, Illinois which resulted in classifying these restaurants as discontinued operations and recording an income from discontinued operations, net of tax of $681,000 primarily as a result of the recapture of approximately $1.2 million in deferred rent credits and operating results for two months, net of tax. This compares to income from discontinued operations of $89,000, net of taxes, during the comparable quarter in fiscal 2015.

Adam Wright, CEO, commented “Today, we are reporting our first quarter financial results which are in line with trends experienced over the past several quarters; our financial performance during the quarter was unsatisfactory. We now have a new leadership team in place that is laser focused on improving performance and shares the Board’s sense of urgency. While we are confident and focused on a refreshed direction of the Company, the changes will take time to effect in order to win back Guests, while at the same time acquiring new Guests.

We are intently focused on four priorities to continue re-invigorating the Company’s performance and rejuvenating Famous Dave’s by revitalizing sales and traffic, reducing costs, elevating organizational effectiveness, and rebuilding culture. The results we are reporting today only strengthen our sense of urgency and purpose.”

Famous Dave’s ended the quarter with 178 restaurants, including 37 Company-owned restaurants and 141 franchise-operated restaurants, located in 33 states, the Commonwealth of Puerto Rico, Canada, and United Arab Emirates.

Credit Facility Covenant Compliance & Forbearance

The Company and its subsidiaries are borrowers under a Third Amended and Restated Credit Agreement, as amended, with Wells Fargo Bank, National Association as administrative agent and lender. The Credit Agreement will mature on December 31, 2018 and contains a $3.0 million revolving credit facility with a $2.0 million letter of credit sublimit, and a term loan with a maximum of $12.0 million. We were in compliance with all covenants of the Credit Agreement for the quarter ended April 3, 2016 except for two financial covenants: Consolidated Cash Flow Ratio and the Minimum Adjusted EBITDA.

On May 16, 2016, the Borrowers and the Lender entered into a Forbearance Agreement pursuant to which the Lender agreed to forbear from exercising its rights and remedies under the Credit Agreement relating to the existing events of default during the Forbearance Period ending June 11, 2016 or on the earlier date of any other Event of Default under the Credit Agreement or breach of the Forbearance Agreement. During the Forbearance Period, we intend to seek an amendment to or restructuring of the Credit Agreement. Under the Forbearance Agreement, we have agreed not to request and Wells Fargo is not obligated to make any further extensions of credit to us under the Credit Agreement. As a result of the events of default for the quarter ended April 3, 2016 and length of the Forbearance Period, all outstanding obligations under the Credit Agreement were classified as current liabilities.

As of April 3, 2016, the Company had $7.6 million in cash and cash equivalents. During the first quarter the Company generated $1.3 million in cash from operating activities with the first quarter being historically the lowest sales volume quarter. As of April 3, 2016, the Company ended the first quarter with total net debt of approximately $7.7 million. This compares to $15.7 million of net debt as of June 28, 2015, approximately when the Company changed its CEO, and added new members to its Board of Directors including a new Chairman.

Conference Call

The Company will host a conference call May 16, 2016, at 3:30 p.m. Central Time to discuss its first quarter financial results. There will be a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.

About Famous Dave’s

Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. Famous Dave’s ended the quarter with 178 restaurants, including 37 Company-owned restaurants and 141 franchise-operated restaurants, located in 33 states, the Commonwealth of Puerto Rico, Canada, and United Arab Emirates. Its menu features award-winning barbequed and grilled meats, a selection of salads, sandwiches, side items, and made-from-scratch desserts.

Contact:	Dexter Newman– Chief Financial Officer
952-294-1300

Non-GAAP Information

To supplement its financial statements, Famous Dave’s of America, Inc. also provides investors with Adjusted net (loss) income per share from continuing operations and Adjusted income from operations income are non-GAAP financial measures. The Company believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. Famous Dave’s management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analysis and planning purposes.

Adjusted net (loss) income per share from continuing operations consists of net (loss) income plus non-cash items, such as, asset impairment, estimated lease termination and other closing costs and net loss on disposal of equipment divided by the weighted average number of shares of common stock outstanding during each period presented. Famous Dave’s of America, Inc. believes adjusted net (loss) income per share from continuing operations is useful to an investor because it is widely used to measure a Company’s operating performance.

Adjusted income from operations consists of income from operations plus non-cash items, such as, asset impairment, estimated lease termination and other closing costs and net loss on disposal of equipment. Famous Dave’s uses Adjusted income from operations as a measure of operating performance because it assists the Company in comparing performance on a consistent basis, as it removes from operating results the impact of non-cash events. The Company believes Adjusted income from operations is useful to an investor in evaluating the Company’s operating performance because it is widely used to measure a Company’s operating performance and to present a meaningful measure of corporate performance exclusive of the impact of non-cash events and the method by which assets were acquired.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements and are subject to inherent limitations. Famous Dave’s of America, Inc. urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release. The tables appearing at the end of this release provide reconciliations of net income from continuing operations to Adjusted net (loss) income per share from continuing operations and Adjusted income from operations.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

APRIL 3, 2016 AND MARCH 29, 2015

(in thousands, except per share data)

(Unaudited)

	Three Months Ended
	April 3, 2016	March 29, 2015
Revenue:
Restaurant sales, net	$18,992	$23,743
Franchise royalty revenue	4,165	4,331
Franchise fee revenue	135	5
Licensing and other revenue	248	185

Total revenue	23,540	28,264

Costs and expenses:
Food and beverage costs	6,023	7,174
Labor and benefits costs	6,853	7,986
Operating expenses	5,709	6,701
Depreciation and amortization	981	1,179
General and administrative expenses	3,775	4,849
Asset impairment and estimated lease termination and other closing costs	8	95
Pre-opening expenses	—	1
Net gain on disposal of property	(204)	(23)

Total costs and expenses	23,145	27,962

Income from operations	395	302

Other expense:
Interest expense	(178)	(201)
Interest income	1	5
Other expense, net	—	(2)

Total other expense	(177)	(198)

Income before income taxes	218	104
Income tax (expense) benefit	(69)	4

Net income from continuing operations	149	108
Net income from discontinued operations, net of tax	681	89

Net income	$830	$197

Basic net income per common share from continuing operations	$0.02	$0.02

Basic net income per common share from discontinued operations	$0.10	$0.01

Basic net income per common share	$0.12	$0.03

Diluted net income per common share from continuing operations	$0.02	$0.02

Diluted net income per common share from discontinued operations	$0.10	$0.01

Diluted net income per common share	$0.12	$0.03

Weighted average common shares outstanding - basic	6,948	7,107

Weighted average common shares outstanding - diluted	6,958	7,131

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

OPERATING RESULTS

(unaudited)

	Three Months Ended
	April 3, 2016	March 29, 2015
Food and beverage costs (1)	31.7%	30.2%
Labor and benefits costs (1)	36.1%	33.6%
Operating expenses(1)	30.1%	28.2%
Restaurant level operating margin(1)(3)	2.1%	8.0%
Depreciation & amortization (2)	4.2%	4.2%
General and administrative expenses (2)	16.0%	17.2%
Adjusted income from operations (2)	0.3%	1.3%
Income from operations (2)	1.7%	1.1%

(1)	As a percentage of restaurant sales, net
(2)	As a percentage of total revenue
(3)	Restaurant level operating margin is equal to taking restaurant sales, net less restaurant level food and beverage costs, labor and benefit costs, and operating expenses.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	April 3, 2016	January 3, 2016
ASSETS
Cash and cash equivalents	$7,600	$5,300
Other current assets	10,047	9,686
Assets held for sale	—	2,211
Property, equipment and leasehold improvements, net	31,895	32,491
Other assets	8,192	8,137

Total assets	$57,734	$57,825

LIABILITIES AND SHAREHOLDERS’ EQUITY
Line of credit and term loan, current portion	$11,804	$—
Current liabilities	12,211	12,775
Liabilities held for sale	—	1,747
Long-term debt and financing lease obligation, net of current portion	2,653	12,957
Other long-term obligations	8,228	8,285
Shareholders’ equity	22,838	22,061

Total liabilities and shareholders’ equity	$57,734	$57,825

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	April 3, 2016	March 29, 2015

Cash flows provided by (used for) operating activities	$1,301	$(2,228)
Cash flows (used for) provided by discontinued operating activities	(785)	107
Cash flows provided by (used for) investing activities of continuing operations	924	(361)
Cash flows provided by (used for) investing activities of discontinued operations	1,150	(67)
Cash flows used for (provided by) financing activities	(290)	2,423

Net increase (decrease) in cash and cash equivalents	$2,300	$(126)

SUPPLEMENTAL SALES INFORMATION

(unaudited)

	Three Months Ended
	April 3, 2016	March 29, 2015
Restaurant sales (in thousands):
Company-Owned	$18,992	$23,743
Franchise-Operated	$81,325	$88,757
Total number of restaurants:
Company-Owned	37	50
Franchise-Operated	141	134

Total	178	184
Total weighted average weekly net sales (AWS):
Company-Owned	$39,486	$42,480
Franchise-Operated	$44,440	$50,603
Operating weeks:
Company-Owned	481	559
Franchise-Operated	1,830	1,754
Weighted comparable net sales by category (24 month):
Dine-in	(6.4)%	(5.1)%
To Go	(1.4)%	(1.1)%
Catering	0.1%	0.3%

Total company-owned comparable sales %	(7.7)%	(5.9)%
Franchise-Operated %	(6.1)%	(0.1)%
Total number of comparable restaurants:
Company-Owned	37	41
Franchise-Operated	115	122

FAMOUS DAVE’S OF AMERICA, INC.

NON-GAAP RECONCILIATION

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	April 3, 2016	March 29, 2015
Net income	$149	$108
Asset impairment and estimated lease termination and other closing costs	8	95
Net gain on disposal of equipment	(204)	(23)
VP level and above stock-based compensation recapture	(126)	—
Tax adjustment for the non-cash adjustments	102	3

Adjusted net (loss) income	$(71)	$183

Non-GAAP adjusted (loss) income per share:
Basic adjusted net (loss) income per common share	$(0.01)	$0.03

Diluted adjusted net (loss) income per common share	$(0.01)	$0.03

Shares used to compute non-GAAP income per share:
Weighted average common share outstanding - basic	6,948	7,107

Weighted average common share outstanding - diluted	6,958	7,131

Income from operations	$395	$302
Non-cash items:
Asset impairment and estimated lease termination and other closing costs	8	95
Net (gain) loss on disposal of equipment	(204)	(23)
VP level and above stock-based compensation recapture	(126)	—

Adjusted income from operations	$73	$374

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings, the timing or success of our expansion plans and our intention to amend or restructure the Credit Agreement with Wells Fargo, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, our ability to comply with the credit agreement covenants and to enter into an amendment to or restructuring of the credit agreement with Wells Fargo, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing which will depend upon our ability to enter into an amendment to or restructuring of the credit agreement, governmental approvals and other risks detailed from time to time in the company’s SEC reports.